Exhibit 10.14(e)

TRANSITION AGREEMENT AND GENERAL RELEASE

This is a Transition Agreement and General Release (“Agreement” or “Employment Agreement”) entered into between EQT Corporation (“EQT” or the “Company”) and Randall L. Crawford (“Employee”).
WHEREAS, as the result of upcoming organizational changes recently communicated to Employee, Employee has informed EQT that he intends to resign from employment with EQT for “Good Reason” (as defined in Section 3 of the Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement dated July 29, 2015, as amended by Amendment to Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement dated January 1, 2016, copies of which are attached hereto as Exhibit B (collectively, the “Non-Compete Agreement”)); and
WHEREAS, EQT agrees that Employee’s resignation is for Good Reason; and
WHEREAS, as a result, Employee’s employment with EQT will terminate on February 28, 2017;
NOW, THEREFORE, in consideration of the respective representations, acknowledgements, covenants and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:
1.Employee acknowledges and agrees that effective at 11:59 p.m. on February 28, 2017, his resignation for “Good Reason” will become effective and his employment with EQT will terminate.
2.Effective 11:59 p.m. on February 28, 2017, Employee will, and does hereby, resign his Senior Vice President and President of Midstream & Commercial positions with EQT Corporation and his Executive Vice President and Chief Operating Officer position with EQT Midstream Services, LLC (the “EQM General Partner”). Upon the execution of this Agreement and expiration of the revocation period set forth in Paragraph 15 below, Employee will, and does hereby, resign as a director of the EQM General Partner.

3.In exchange for Employee’s execution and non-revocation of this Agreement, EQT will make a one-time lump sum payment of $400,000.00 (minus applicable tax and payroll withholdings) within 30-days of his resignation for Good Reason on February 28, 2017.

4.Upon execution of this Agreement and expiration of the revocation period set forth in Paragraph 15 below, Employee will be deemed to have satisfied the notification requirement for a “Good Reason” termination described in Section 3 of the Non-Compete Agreement and EQT hereby waives its opportunity to take action to correct, rescind or substantially reverse the occurrence supporting Employee’s termination for “Good Reason” described in Section 3 of the Non-Compete Agreement.
5.From the date upon which this Agreement becomes effective through February 28, 2017, EQT shall continue to pay Employee at his current annual salary rate of $463,500.00, to be paid in bi‑weekly payments in accordance with EQT’s current payroll practices, and Employee shall continue as a participant in EQT’s health, welfare and retirement (including any

Company contributions under the Payroll Deduction and Contribution Plan) benefits programs based upon his current elections and at the current employee co‑payments.
6.Employee’s participation in, and potential financial rewards under, the long-term incentive programs described below shall continue from and after the date hereof consistent, in each case, with the terms of the applicable program, as the same may be amended from time to time for all participants of such program. Subparagraphs a through e describe the treatment of Employee’s awards under such programs based upon the conditions described therein as supplemented, if at all, by amendments adopted after the date hereof applicable to recipients of such awards generally. In the event of a conflict between this Paragraph 6 and the applicable program documents, the applicable program documents shall prevail.

a.
2014 Executive Performance Incentive Program (the “2014 EPIP”). Employee was granted 12,870 Share Units on January 1, 2014, under the 2014 EPIP. Provided Employee remains employed through February 28, 2017 under the terms of this Agreement, he shall have fully satisfied the employment condition with respect to 100% of his Share Units, plus any additional Share Units accumulated pursuant to Section 13 of the 2014 EPIP (collectively, the “2014 Retained Units”). The Awarded Value, if any, for the 2014 Retained Units shall be determined based on achievement of the performance criteria set forth in the 2014 EPIP, and shall be paid to Employee at the same time as payment is made to all active participants in the 2014 EPIP, but not later than March 15, 2017. In the event that payments under the 2014 EPIP are not made on or before February 28, 2017, upon Employee’s execution and non-revocation of the Supplemental Release attached hereto as Exhibit A, Employee shall be deemed to have fully satisfied the employment condition with respect to 100% of his 2014 Retained Units. Subject to Paragraph 3(f) of the Non-Compete Agreement, the Awarded Value, if any, for the 2014 Retained Units shall be determined based on achievement of the performance criteria set forth in the 2014 EPIP, and shall be paid to Employee within 30-days of the Supplemental Release becoming effective.

b.
2015 Executive Performance Incentive Plan (the “2015 EPIP”). Employee was granted 20,810 Share Units on January 1, 2015, under the 2015 EPIP. Upon Employee’s execution and non-revocation of the Supplemental Release attached hereto as Exhibit A, Employee shall be deemed to have fully satisfied the employment condition with respect to 100% of his Share Units, plus any additional Share Units accumulated pursuant to Section 14 of the 2015 EPIP (collectively, the “2015 Retained Units”). Subject to Paragraph 3(f) of the Non-Compete Agreement, the Awarded Value, if any, for the 2015 Retained Units shall be determined based on achievement of the performance criteria set forth in the 2015 EPIP, and shall be paid to Employee at the same time as payment is made to all active participants in the 2015 EPIP, but not later than March 15, 2018.

c.	2016 Incentive Performance Share Unit Program (the “2016 IPSP”). Employee was granted 21,590 Performance Share Units on January 1,

2016, under the 2016 IPSP. Upon Employee’s execution and non-revocation of the Supplemental Release attached hereto as Exhibit A, Employee shall be deemed to have fully satisfied the employment condition with respect to 100% of his Performance Share Units, plus any additional Performance Share Units accumulated pursuant to Section 14 of the 2016 IPSP (collectively, the “2016 Retained Units”). Subject to Paragraph 3(f) of the Non-Compete Agreement, the Awarded Value, if any, for the 2016 Retained Units shall be determined based on achievement of the performance criteria set forth in the 2016 IPSP, and shall be paid to Employee at the same time as payment is made to all active participants in the 2016 IPSP, but not later than March 15, 2019.

d.
2015 Stock Options. Employee was granted 23,700 Stock Options on January 1, 2015, under the 2014 Long-Term Incentive Plan. Upon Employee’s execution and non-revocation of the Supplemental Release attached hereto as Exhibit A, 100% of such options shall vest.

e.
2016 Stock Options. Employee was granted 24,200 Stock Options on January 1, 2016, under the 2014 Long-Term Incentive Plan. Upon Employee’s execution and non-revocation of the Supplemental Release attached hereto as Exhibit A, 100% of such options shall vest.

Capitalized terms used in this Paragraph 6 and not otherwise defined in this Agreement are used herein as defined in the applicable program award documentation. The payments provided under this Paragraph 6 shall be subject to applicable tax and payroll withholdings. Except as modified by the Non-Compete Agreement, Employee’s financial rewards under the long-term incentive programs referenced above shall remain subject to the terms and conditions of the applicable award program documentation, as they may be amended from time to time. In the event of Employee’s death, employee’s financial rewards under the long-term incentive programs referenced above shall payable to Employee’s estate.

7.Provided Employee remains employed by the Company through February 28, 2017 under the terms of this Agreement, and that he executes and does not revoke the Supplemental Release in the form attached hereto as Exhibit A, EQT shall provide Employee with the following termination benefits:

a.
Pursuant to the Section 3(a) of the Non-Compete Agreement, a lump sum payment of $927,000 (i.e., twenty-four (24) months of Employee’s base salary). This lump sum payment will be made on April 6, 2017.

b.
Pursuant to the Section 3(b) of the Non-Compete Agreement, a lump sum payment equal to two times the average annual incentive (bonus) payment earned by the Employee under the Company’s applicable Short-Term Incentive Plan (or any successor plan) for the 2016, 2015 and 2014 plan years. This lump sum payment will be made on April 6, 2017.

c.	Pursuant to the Section 3(c) of the Non-Compete Agreement, a lump sum payment of $16,293.60. This lump sum payment will be made on April 6, 2017.

d.	Pursuant to the Section 3(d) of the Non-Compete Agreement, a lump sum payment of $200,000. This lump sum payment will be made on April 6, 2017.
The payments provided in this Paragraph 7 shall be subject to applicable tax and payroll withholding. Employee acknowledges that EQT’s obligation to make the payments above are in exchange for his execution and non-revocation of the Supplemental Release and that absent the Supplemental Release becoming effective he would not be entitled to the payments described above.
8.Employee, upon reasonable notice and at reasonable times, agrees to cooperate with the Company in the defense of litigation and in related investigations of any claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while Employee was employed by the Company.

9.EQT’s obligation to provide the payments set forth in Paragraphs 6 (b through e) and 7 shall be subject to Employee’s execution of the Supplemental Release attached as Exhibit A and incorporated into this Agreement. Upon Employee’s discontinuation of full time employment with EQT on February 28, 2017, he will have 21 days to consider the Supplemental Release and decide whether to sign it. Upon execution, Employee will have seven days in which he can revoke his acceptance of the Supplemental Release. EQT will have no obligation to provide the payments described in Paragraphs 6 (b through e) or 7 until the Supplemental Release becomes effective.

10.In consideration for EQT’s commitments herein, Employee, on behalf of himself, his heirs, representatives, estates, successors and assigns, does hereby irrevocably and unconditionally release and forever discharge EQT, its predecessors, subsidiaries, affiliates, and benefit plans, and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all suits, actions, causes of action, damages and claims, known and unknown, that Employee has or may have against any of the Releasees for any acts, practices or events up to and including the date he signs this Agreement, except for the performance of the provisions of this Agreement, it being the intention of Employee to effect a general release of all such claims. This release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, all as amended, and other federal, state, and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, as amended, and state, federal or local law claims of any other kind whatsoever (including common law tort and contract claims) arising out of or in any way related to Employee’s employment with EQT. Employee also specifically releases all Releasees from any and all claims or causes of action for the fees, costs and expenses of any and all attorneys who have at any time or are now representing him in connection with this Agreement or in connection with any matter released in this Agreement.

The release in the preceding paragraph is intended to be a general release, excluding only claims which Employee is legally barred from releasing.  Employee understands that the release does not include: any claims that cannot be released or waived as a matter of law; any claim for or right to vested benefits under the Company's plans; any right to enforce this Agreement; and any claims based on acts or events occurring after Employee signs this Agreement.  Nothing in this Agreement prevents a challenge to the validity of the Agreement or prohibits the filing of a charge or complaint with, or testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the Equal Employment Opportunity Commission.
Nothing in this Agreement or the Non-Compete Agreement prohibits Employee from: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (ii) disclosing confidential information and/or trade secrets when this disclosure is solely for the purpose of: (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (b) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (c) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal. Any disclosures of trade secrets must be consistent with 18 U.S.C. §1833.
11.Employee warrants that he has no actions now pending against Releasees in any court of the United States or any State thereof based upon any acts or events arising out of or related to his employment with EQT. Notwithstanding any other language in this Agreement, the parties understand that this agreement does not prohibit Employee from filing an administrative charge of alleged employment discrimination under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act or the Equal Pay Act. Employee, however, waives his right to monetary or other recovery should any federal, state or local administrative agency pursue any claims on his behalf arising out of or relating to his employment with any of the Releasees. This means that by signing this Agreement, Employee will have waived any right he had to obtain a recovery if an administrative agency pursues a claim on his behalf against any of the Releasees based on any actions taken by any of the Releasees up to the date of the signing of this Agreement and the Supplemental Release, and that Employee will have released the Releasees of any and all claims of any nature arising up to the dates of the signing of this Agreement and the Supplemental Release. However, nothing in this Agreement prevents Employee from making any reports to or receiving any awards from the SEC or OSHA based upon the Employee’s reporting of violations of laws or regulations.

12.Employee agrees that (unless otherwise required by law or legal process or as permitted by Paragraphs 10 and 11 of this Agreement) he will not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize or otherwise communicate in any way any remark, comment, message, information, declaration, communication or other statement of any kind, whether oral or in writing, whether in tangible format, electronic format, or otherwise, that might reasonably be construed to be derogatory, critical, negative or disparaging about EQT (including its business operations and practices), its past or present officers, administrators, managers, directors, trustees or employees and/or detrimental towards EQT’s business reputation or goodwill. Employee likewise shall not cause, assist, solicit or encourage anyone else to engage in any of the foregoing behavior. EQT agrees to direct all of the

Executive Officers of EQT Corporation to not make any negative or disparaging comments about Employee to the media, to any other members of the public or any potential employers.

13.By entering into this Agreement, EQT in no way admits that it or any of the Releasees has treated Employee unlawfully or wrongfully in any way. Neither this Agreement nor the implementation thereof shall be construed to be, or shall be admissible in any proceedings as, evidence of any admission by EQT or any of the Releasees of any violation of or failure to comply with any federal, state, or local law, ordinance, agreement, rule, regulation or order.

14.Employee expressly warrants that he was advised to consult with an attorney prior to executing this Agreement. He acknowledges that he has been afforded the opportunity to consider this Agreement for a period of at least twenty-one (21) calendar days, which is a reasonable period of time, that he has carefully read this Agreement, that he understands completely its contents and that he has executed the same of his own free will, act and deed. If Employee signs this Agreement in less than twenty-one (21) calendar days, he acknowledges that he has thereby waived his right to the full twenty-one (21) day period.

15.Employee will have a period of seven (7) calendar days following his execution of this Agreement to revoke it, and this Agreement will not be effective or enforceable prior to the expiration of that seven-day revocation period. If Employee does not advise Charlene Petrelli, Vice President and Chief Human Resources Officer, 625 Liberty Avenue, Pittsburgh, PA 15222 in writing that he revokes this Agreement within seven (7) calendar days of his execution of it, he understand that this Agreement will be effective and enforceable.

16.In the event that Employee seeks to engage in any of the activities described in Section 1 of the Non-Compete Agreement which may be deemed to be a breach or violation of Section 1 of the Non-Compete Agreement, Employee will present these activities to EQT before engaging in them for review and evaluation. A request for review and evaluation of the proposed activities must be sent in writing to Charlene Petrelli, Vice President & Chief Human Resources Officer. EQT will determine, in its sole discretion, whether the proposed activities are permissible under the Non-Compete Agreement. It is understood that nothing in this Paragraph 16 amends or modifies the Non-Compete Agreement.

17.The provisions of this Agreement are severable. To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.

18.This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

19.This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

20.Except (i) as provided in the second sentence of this paragraph; (ii) for the Amended and Restated Indemnification Agreement made as of December 3, 2008 between EQT and the Employee; (iii) for the Indemnification Agreement made as of January 17, 2012 among, the EQM General Partner, EQT Midstream Partners, LP and the Employee; and (iv) as otherwise expressly set forth in this Agreement, this Agreement, including the Exhibits attached hereto, contains the entire agreement between the parties and it supersedes all prior agreements and understandings between EQT and Employee (oral or written). Notwithstanding the foregoing, Employee’s covenants and obligations set forth in the Non-Compete Agreement, in each case to the extent not inconsistent with this Agreement, remain in full force and effect.
21.This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties.

22.EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS AGREEMENT, AND THAT HE IS VOLUNTARILY EXECUTING AND ENTERING INTO THIS AGREEMENT, WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND INTENDING TO BE LEGALLY BOUND BY IT.
IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQT CORPORATION By: /s/ Charlene Petrelli Charlene Petrelli Vice President and Chief Human Resources Officer 1/9/2017 Date	/s/ Randall L. Crawford Randall L. Crawford 1/9/2017 Date

EXHIBIT A

SUPPLEMENTAL RELEASE

I, RANDALL L. CRAWFORD, on behalf of myself, my heirs, representatives, estate, successors and assigns, do hereby irrevocably and unconditionally release and forever discharge EQT Corporation, its predecessors, subsidiaries, affiliates, and benefits plans, and their past, present and future officers, directors, trustees, administrators, agents and employees, as well as the heirs, successors and assigns of any of such persons or such entities (hereinafter severally and collectively called “Releasees”) from any and all claims, known and unknown, that I have or may have against any of the Releasees for any acts, practices or events occurring during the period from the date I signed the Transition Agreement and General Release (copy attached) up to and including the date I sign this Supplemental Release. This Supplemental Release includes any and all claims under any possible legal, equitable, contract, tort, or statutory theory, including but not limited to any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Act of 1991, the Genetic Information Nondiscrimination Act, the Americans With Disabilities Act, the Family Medical Leave Act, the Pennsylvania Human Relations Act, the City of Pittsburgh Human Relations Ordinance, and other federal, state and local statutes, ordinances, executive orders, regulations and other laws prohibiting discrimination in employment, the federal Employee Retirement Income Security Act of 1974, and state, federal or local law claims of any other kind whatsoever, including common law tort and contract claims and any claims for the fees, costs and expenses of any and all attorneys who have at any time or are now representing me in connection with this Supplemental Release or in connection with any matter released in this Supplemental Release. It is understood, however, that this release does not include claims regarding performance under the aforementioned Transition Agreement and General Release or claims which are not subject to waiver as a matter of law. Nothing herein or in the Transition Agreement and General Release shall (a) limit or otherwise affect Employee’s ability to exercise his rights under the Amended and Restated Indemnification Agreement made as of December 3, 2008 between EQT and the Employee or the Indemnification Agreement made as of January 17, 2012 among, the EQM General Partner, EQT Midstream Partners, LP and the Employee, or (b) amend or otherwise modify Employee’s ability to make a claim under the insurance policies maintained by EQT or its affiliates for the benefit of directors and officers of EQT and its affiliates.

I understand that nothing in the Transition Agreement and General Release, this Supplemental Release or the Employment Agreement prohibits me from: (i) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or (ii) disclosing confidential information and/or trade secrets when this disclosure is solely for the purpose of: (a) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity; (b) working with legal counsel in order to determine whether possible violations of federal, state, or local law or regulation exist; or (c) filing a complaint or other document in a lawsuit or other proceeding, if such filing is made under seal. I understand that any disclosure of trade secrets must be consistent with 18 U.S.C. §1833.

I further understand and agree that the payments and benefits described in the Transition Agreement and General Release (with the exception of my compensation for actual time worked and compensation for any 2017 unused vacation) encompass all compensation due and owing to me in connection with my employment with EQT and my discontinuation of employment with EQT, and that EQT will not be required to make any further payments to me whatsoever of any kind, including (but not limited to) any salary, bonus or severance payments, sick leave benefits, etc.

I acknowledge that I have been provided 21 days to consider this Supplemental Release, and advised to consult with an attorney about it.

I understand that for a period of seven days following my signing this Supplemental Release, I may revoke it by delivery of a written notice revoking same to the office of Charlene Petrelli, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA, 15222.

Randall L. Crawford

Date

9

EXHIBIT B

10

AMENDMENT TO AMENDED AND RESTATED
CONFIDENTIALITY, NON-SOLICITATION
AND NON-COMPETITION AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT ("Non-Compete Amendment") is made effective as of January 1, 2016 (the "Effective Date"), by and between EQT Corporation (together with its subsidiary companies, the "Company") and Randall L. Crawford ("Employee") and amends the Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of July 29, 2015, by and between the Company and Employee ("Agreement").
W I T N E S S E T H:
WHEREAS, the Company and Employee entered into the Agreement on or about July 29, 2015;
WHEREAS, the Agreement authorizes the parties to amend the Agreement by a written instrument signed by both parties;
WHEREAS, the Company and Employee express their intent to modify the Agreement in accordance with the terms of this Non-Compete Amendment;
NOW, THEREFORE, the Company and Employee, intending to be legally bound, hereby agree as follows:
1.    In exchange for the mutual covenants set forth in the Executive Alternative Work Arrangement Employment Agreement attached hereto as Exhibit A, the parties agree to amend the Agreement by deleting paragraph 9 of the Agreement and substituting the following paragraph:
9. Executive Alternative Work Arrangement Employment Status. Employee has elected to participate in the “Executive Alternative Work Arrangement” program upon Employee’s voluntary discontinuance of full-time status. The Executive Alternative Work Arrangement classification will be automatically assigned to Employee if and when Employee incurs a termination of employment that meets each of the following conditions (an “Eligible Termination”): (a) Employee’s employment is terminated by the Company for any reason other than Cause or Employee gives the Company (delivered to the Vice President and Chief Human Resources Officer) at least 90 days’ advance written notice of Employee’s intention to discontinue employment, (b) Employee is a board-designated executive officer in good standing with EQT Corporation as of the time of his/her termination of employment, and (c) Employee’s employment shall not have been terminated by Employee for Good Reason. The terms and conditions of Employee’s Executive Alternative Work Arrangement are set

forth in the form of Executive Alternative Work Arrangement Employment Agreement attached as Exhibit A. Employee agrees to execute an Executive Alternative Work Arrangement Employment Agreement, in a form substantially similar to the one attached as Exhibit A, within 90 days prior to Employee’s relinquishment of full-time status, which agreement will become effective automatically on the day following Employee’s Eligible Termination. Without limiting the foregoing, Employee agrees that he/she will not be eligible for the Executive Alternative Work Arrangement, including the post-employment benefits described therein if Employee’s termination of employment is not an Eligible Termination.
2.    This Non-Compete Amendment, including Exhibit A attached hereto, is hereby incorporated into the Agreement. Except as expressly amended by this Non-Compete Amendment, all provisions of the Agreement shall remain in full force and effect.
3.    This Non-Compete Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.
4.    The parties acknowledge that this Non-Compete Amendment is a written instrument and that by their signatures below they are agreeing to the terms and conditions contained in this Non-Compete Amendment.
IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Non-Compete Amendment as of the date first above written.

EQT Corporation By: /s/ Charlene Petrelli Name: Charlene Petrelli Title: Vice President & Chief Human Resources Officer	Employee: /s/ Randall L. Crawford Randall L. Crawford

2

EXHIBIT A

EXECUTIVE ALTERNATIVE WORK ARRANGEMENT EMPLOYMENT AGREEMENT

This is an Executive Alternative Work Arrangement Employment Agreement (“Agreement”) entered into between EQT Corporation (together with its subsidiaries, “EQT” or the “Company”) and Randall L. Crawford (“Employee”).
WHEREAS, Employee is an executive officer of EQT who desires to relinquish that status and discontinue full-time employment with EQT but continue employment with EQT on a part-time basis; and
WHEREAS, EQT is interested in continuing to retain the services of Employee on a part-time basis for at least 100 (but no more than 400) hours per year; and
WHEREAS, Employee has elected to modify his/her employment status to Executive Alternative Work Arrangement;
NOW, THEREFORE, in consideration of the respective representations, acknowledgements, and agreements of the parties set forth herein, and intending to be legally bound, the parties agree as follows:
1.The term of this Agreement is for the one-year period commencing on the day after Employee’s full-time status with EQT ceases. During that period, Employee will hold the position of an Executive Alternative Work Arrangement employee of EQT. Employee’s status as Executive Alternative Work Arrangement (and this one-year Agreement) will automatically renew annually unless either party terminates this Agreement by written notice to the other not less than 30 days prior to the renewal date. The automatic annual renewals of this Agreement will cease, however, at the end of five years of Executive Alternative Work Arrangement employment status.
2.During each one‑year period in Executive Alternative Work Arrangement employment status, Employee is required to provide no less than 100 hours of service to EQT. During each one-year period, Employee will also make himself/herself available for up to 300 additional hours of service upon request from the Company. All such hours of service will occur during the Company’s regularly scheduled business hours (unless otherwise agreed by the parties), and no more than fifty (50) hours will be scheduled per month (unless otherwise agreed by the parties).
3.Employee shall be paid an hourly rate for Employee’s actual services provided under this Agreement. The hourly rate shall be Employee’s annual base salary in effect immediately prior to Employee’s change in employee classification to Executive Alternative Work Arrangement employment status divided by 2080. Employee shall submit monthly time sheets in a form agreed upon by the parties, and Employee will be paid on regularly scheduled payroll dates in accordance with the Company’s standard payroll practices following submission of his/her time sheets. Notwithstanding the foregoing, in the event that during any one-year period in Executive Alternative Work Arrangement employment status, EQT requests Employee to provide less than 100 hours of service, EQT shall pay Employee for a minimum of 100 hours of service (regardless of the actual number of hours of service), with any remaining amount owed payable on the next regularly scheduled payroll date following the end of the applicable one-year period. If either party terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof, no additional compensation will be paid to Employee pursuant to this Section 3.
4.Employee shall be eligible to continue to participate in the group medical (including prescription drug), dental and vision programs in which Employee participated immediately before the classification change to Executive Alternative Work Arrangement (as such plans might be modified by the Company from time-to-time), but Employee will be required to pay 100% of the Company’s premium (or premium equivalent) rates to the carriers (the full active employee premium rates – both the employee portion and the employer portion - as adjusted year-to-year) for participation in such group insurance programs. If Employee completes five years of Executive Alternative Work Arrangement employment status or if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, Employee will be allowed to participate in such group insurance programs at 102% of the then-applicable full active employee premium rates (both the employee portion and the employer portion) until the earlier of: (i) Employee becomes eligible to receive Medicare benefits and (ii) Employee reaches age 70, even though Employee is no longer employed by EQT. Employee acknowledges that, to the extent, if at all, the Company’s cost to include Employee in the group insurance programs pursuant to this paragraph exceeds the cost paid by the Employee, the benefits provided hereunder may result in taxable income to the Employee. All amounts required to be paid by Employee pursuant to this paragraph shall be due not later than 30 days after written notice thereof is sent by the Company. Company may terminate the benefits provided under this Agreement upon 30 days written notice of any failure by Employee to timely perform his/her payment obligation hereunder, unless such failure is earlier cured.
5.During the term of this Agreement, Employee will continue to receive service credit for purposes of calculating the value of the Medical Spending Account.
6.Employee shall not be eligible to participate in the Company’s life insurance and disability insurance programs, 401(k) Plan, ESPP, or any other retirement or welfare benefit programs or perquisites of the Company. Likewise, Employee shall not receive any paid vacation, paid holidays or car allowance.
7.Employee is not eligible to receive bonus payments under any short-term incentive plans of EQT, and is not eligible to receive any new grants under EQT’s long-term incentive plans, programs or arrangements.
8.Effective not later than the commencement of this Executive Alternative Work Arrangement, Employee shall be deemed to have retired for purposes of measuring vesting and/or post‑termination exercise periods of all forms of long term incentive awards. The timing of any payments for such awards will be as provided in the underlying plans, programs or arrangements and is subject to any required six-month delay in payment if Employee is a

“specified employee” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the time of Employee’s separation from service, with respect to payments made by reason of Employee’s separation from service. Nothing in this paragraph 8, or in paragraph 7, shall prevent (a) the continued vesting of previously granted long-term incentive awards to the extent the award agreement therefore expressly contemplates continued vesting while the recipient serves as a member of the Board of Directors of the Company or an affiliate or (b) grants of non-employee director awards to an individual solely because such individual serves on the Board of Directors of the Company or an affiliate. Notwithstanding anything contained herein to the contrary, any special vesting and/or payment provisions applicable to Employee’s long-term incentive awards pursuant to that certain Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement between EQT and Employee dated July 29, 2015 (as amended from time to time, the “Non-Competition Agreement”) shall apply and be given effect.
9.The Company shall either pay on behalf of Employee or reimburse Employee for the cost of (i) monthly dues for one country club and one dining club (such clubs to be approved by the Company’s Chief Executive Officer), and (ii) executive level physicals (currently “gold” level) and related health and wellness services for Employee and Employee’s spouse (up to a maximum annual benefit of $15,000), in each case during the term of this Agreement or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, through the fifth anniversary hereof in accordance with and on the dates specified in the Company’s policies; provided, however, that no such payments or reimbursements shall be made until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code; provided, further, that to the extent reimbursed or paid, all reimbursements and payments with respect to expenses incurred within a particular year shall be made no later than the end of Employee’s taxable year following the taxable year in which the expense was incurred. The amount of payments or reimbursable expenses incurred in one taxable year of Employee shall not affect the amount of reimbursable expenses in a different taxable year, and such payments or reimbursement shall not be subject to liquidation or exchange for another benefit.
10.Employee shall continue to have mobile telephone service and reasonable access to the Company’s Help Desk during the term of this Agreement or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, through the fifth anniversary hereof; provided, however, if the provision of such service will result in taxable income to Employee, then no such taxable service shall be provided until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of the Code.
11.Employee shall receive tax, estate and financial planning services from providers approved in advance by the Company during the term of this Agreement or, if the Company terminates the Executive Alternative Work Arrangement prior to the fifth anniversary hereof other than pursuant to paragraph 17 hereof, through the fifth anniversary hereof, in amount not to exceed $15,000 per calendar year, to be paid directly by the Company in accordance with and on the dates specified in the Company’s policies; provided, however, that no such payments or reimbursements shall be made until the first day following the six-month anniversary of Employee’s separation from service if Employee is a specified employee at the time of separation from service, all within the meaning of Section 409A of Code; provided, further, that to the extent reimbursed or paid, all reimbursements and payments with respect to expenses incurred within a particular year shall be made no later than the end of Employee’s taxable year following the taxable year in which the expense was incurred. The amount of payments or reimbursable expenses incurred in one taxable year of Employee shall not affect the amount of payments or reimbursable expenses in a different taxable year, and such payments or reimbursement shall not be subject to liquidation or exchange for another benefit.
12.During the term of this Agreement, Employee shall maintain an ownership level of Company stock equal to not less than one-half of the value last required as a full-time Employee. In the event that at any time during the term of this Agreement Employee does not maintain the required ownership level, Employee shall promptly notify the Company and increase his or her ownership to at least the required level. Any failure of Employee to maintain at least the required ownership level for more than three months during the term of this Agreement shall constitute and be deemed to be an immediate termination by Employee of his or her Executive Alternative Work Arrangement.
13.This Agreement sets forth all of the payments, benefits, perquisites and entitlements to which Employee shall be entitled upon assuming Executive Alternative Work Arrangement employment status. Employee shall not be entitled to receive any gross-up payments for any taxes or other amounts with respect to amounts payable under this Agreement.
14.Nothing in this Agreement shall prevent or prohibit the Company from modifying any of its employee benefits plans, programs, or policies.
15.Non-Competition and Non-Solicitation. The covenants as to non-competition and non-solicitation contained in Section 1, and as to notification of subsequent employment in Section 12, in each case of the Non-Competition Agreement shall remain in effect throughout Employee’s employment with EQT in Executive Alternative Work Arrangement employment status and for a period of twenty-four (24) months, in the case of non-competition covenants; twenty-four (24) months, in the case of non-solicitation covenants relating to customers and prospective customers; and thirty-six (36) months, in the case of non-solicitation covenants relating to employees, consultants, vendors or independent contractors, in each case after the termination of Employee’s employment as an Executive Alternative Work Arrangement employee. It is understood and agreed that if Employee’s employment as an Executive Alternative Work Arrangement employee terminates for any reason in the midst of any one-year term period as provided under this Agreement (including, without limitation, a termination pursuant to Sections 4, 12 or 17 of this Agreement), the covenants as to non-competition and non-solicitation contained in the Non-Competition Agreement shall remain in effect throughout the remainder of that one-year term and for a period of twenty-four (24) months, in the case of non-competition covenants, and thirty-six (36) months, in the case of non-solicitation covenants, months thereafter.
16.Confidential Information and Non-Disclosure. Employee acknowledges and agrees that Employee’s employment by the Company necessarily involves Employee’s knowledge of and access to confidential and proprietary information pertaining to the business of the Company. Accordingly, Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of Employee's employment, Employee will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of Employee, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, employees of the Company, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, or (iii) any other information related to the Company which has not been published and is not generally known outside of the Company. Employee acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company. Nothing in this Section 16 prohibits Employee from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation.
17.EQT may terminate this Agreement and Employee’s employment at any time for Cause. Solely for purposes of this Agreement, “Cause” shall mean: (i) Employee’s conviction of a felony, a crime of moral turpitude or fraud or Employee having committed fraud, misappropriation or embezzlement in connection with the performance of his/her duties; (ii) Employee’s willful and repeated failures to substantially perform assigned duties; or (iii) Employee’s violation of any provision of this Agreement or express significant policies of the Company. If the Company terminates Employee’s employment for Cause, the Company shall give Employee written notice setting forth the reason for his/her termination not later than 30 days after such termination.
18.Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to the Employee's employment with EQT or the termination of such employment, EQT may seek recourse for injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, EQT and the Employee agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Pittsburgh, Pennsylvania in accordance with this Section 18 of this Agreement and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards, if any, rendered by a panel of three (3) arbitrators (the “Arbitration Panel”). EQT and the Employee shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”) and AAA shall select a third arbitrator from the Commercial Panel. Any award rendered by the Arbitration Panel shall be final, binding and confidential as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof.
19.EQT shall have the authority and the right to deduct or withhold, or require Employee to remit to EQT, an amount sufficient to satisfy federal, state, and local taxes (including Employee’s FICA obligation) required by law to be withheld with respect to any payment or benefit provided pursuant to this Agreement. The obligations of EQT under this Agreement will be conditioned on such payment or arrangements and EQT will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Employee.
20.It is understood and agreed that upon Employee’s discontinuation of full-time employment and transition to Executive Alternative Work Arrangement employment status hereunder, Employee has no continuing rights under Section 3 of the Non-Competition Agreement and such section shall have no further force or effect.
21.The provisions of this Agreement are severable. To the extent that any provision of this Agreement is deemed unenforceable in any court of law, the parties intend that such provision be construed by such court in a manner to make it enforceable.
22.This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.
23.This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.
24.This Agreement supersedes all prior agreements and understandings between EQT and Employee with respect to the subject matter hereof (oral or written), including but not limited to Section 3 of the Non-Competition Agreement. It is understood and agreed, however, that the covenants as to non-competition, non-solicitation, confidentiality and nondisclosure contained in Sections 1 and 2 of the Non-Competition Agreement remain in effect as modified herein, along with the provisions in Sections 4, 5, 6, 7, 8, 11 and 12 of the Non-Competition Agreement.
25.This Agreement may not be changed, amended, or modified except by a written instrument signed by both parties, provided that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

EQT CORPORATION By: Title Date	EMPLOYEE Name: Randall L. Crawford Date

AMENDED AND RESTATED
CONFIDENTIALITY, NON‑SOLICITATION and
NON‑COMPETITION AGREEMENT
This AMENDED AND RESTATED CONFIDENTIALITY, NON-SOLICITATION AND NON-COMPETITION AGREEMENT (this “Agreement”) is entered into and effective as of July 29, 2015, by and between EQT Corporation, a Pennsylvania corporation (EQT Corporation and its subsidiary companies are hereinafter collectively referred to as the “Company”), and Randall L. Crawford (the “Employee”). This Agreement amends and restates in its entirety that certain Confidentiality, Non-Solicitation and Non-Competition Agreement by and between the Company and the Employee originally dated as of September 8, 2008, as amended effective January 1, 2014 and January 1, 2015 (the “Original Agreement”).
WITNESSETH:
WHEREAS, during the course of Employee’s employment with the Company, the Company has imparted and will continue to impart to Employee proprietary and/or confidential information and/or trade secrets of the Company; and
WHEREAS, in order to protect the business and goodwill of the Company, the Company desires to obtain or continue to obtain certain confidentiality, non-competition and non‑solicitation covenants from the Employee; and
WHEREAS, the Employee is willing to agree to these confidentiality, non-competition and non-solicitation covenants by entering into this Agreement, which amends and restates the Original Agreement, in exchange for the Company's agreement to pay the severance benefits described in Section 3 below in the event that Employee's employment with the Company is terminated in certain circumstances; and
WHEREAS, the Company and the Employee are parties to that certain Amended and Restated Change of Control Agreement, originally dated as of September 8, 2008, and previously amended and restated as of February 19, 2013 (the “Change of Control Agreement”);
WHEREAS, the Company and Employee are terminating the Change of Control Agreement by mutual agreement pursuant to the Termination of Amended and Restated Change of Control Agreement (the “Termination Agreement”) being entered into concurrently herewith, and desire and intend that this Agreement shall replace and supersede the Change of Control Agreement in its entirety; and
WHEREAS, the Company and Employee acknowledge and agree that this Agreement shall not be effective unless and until the Termination Agreement shall have been executed and delivered by the Company and the Employee;
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Restrictions on Competition and Solicitation. While the Employee is employed by the Company and for a period of twenty-four (24) months after the date of Employee's termination of employment with the Company for any reason Employee will not, directly or indirectly, expressly or tacitly, for himself/herself or on behalf of any entity conducting business anywhere in the Restricted Territory (as defined below): (i) act in any capacity for any business in which his/her duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company, or (iii) become employed by such an entity in any capacity which would require Employee to carry out, in whole or in part, the duties Employee has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company, or were under active investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company. Notwithstanding the foregoing, the Employee may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934. This covenant shall apply to any services, products or businesses under investigation by the Company within the last two (2) years prior to the end of Employee's employment with the Company only to the extent that Employee acquired or was privy to confidential information regarding such services, products or businesses. Employee acknowledges that this restriction will prevent Employee from acting in any of the foregoing capacities for any competing entity operating or conducting business within the Restricted Territory and that this scope is reasonable in light of the business of the Company.
Restricted Territory shall mean (i) the entire geographic location of any natural gas and oil play in which the Company owns, operates or has contractual rights to purchase natural gas-related assets (other than commodity trading rights and pipeline capacity contracts on non-affiliated or third-party pipelines), including but not limited to, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquefied natural gas facilities, propane-air facilities or other peaking facilities, and/or processing or fractionation facilities; or (ii) the entire geographic location of any natural gas and oil play in which the Company owns proved, developed and/or undeveloped natural gas and/or oil reserves and/or conducts natural gas or oil exploration and production activities of any kind; or (iii) the entire geographic location of any natural gas and oil play in which the Company has decided to make or has made an offer to purchase or lease assets for the purpose of conducting any of the business activities described in subparagraphs (i) and (ii) above within the six (6) month period immediately preceding the end of the Employee’s employment with the Company provided that Employee had actual knowledge of the offer or decision to make an offer prior to Employee’s separation from the Company. For geographic locations of natural gas and oil plays, refer to the maps produced by the United States Energy Information Administration located at www.eia.gov/maps.

Employee agrees that for a period of twenty-four (24) months following the termination of Employee's employment with the Company for any reason, including without limitation termination for cause or without cause, Employee shall not, directly or indirectly, solicit the business of, or do business with: (i) any customer that Employee approached, solicited or accepted business from on behalf of the Company, and/or was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee's separation from the Company; and (ii) any prospective customer of the Company who was identified to or by the Employee and/or who Employee was provided confidential or proprietary information about while employed by the Company within the one (1) year period preceding Employee's separation from the Company, for purposes of marketing, selling and/or attempting to market or sell products and services which are the same as or similar to any product or service the Company offers within the last two (2) years prior to the end of Employee's employment with the Company, and/or, which are the same as or similar to any product or service the Company has in process over the last two (2) years prior to the end of Employee's employment with the Company to be offered in the future.
While Employee is employed by the Company and for a period of thirty-six (36) months after the date of Employee's termination of employment with the Company for any reason, Employee shall not (directly or indirectly) on his/her own behalf or on behalf of any other person or entity solicit or induce, or cause any other person or entity to solicit or induce, or attempt to solicit or induce, any employee, consultant, vendor or independent contractor to leave the employ of or engagement by the Company or its successors, assigns or affiliates, or to violate the terms of their contracts with the Company.
2.    Confidentiality of Information and Nondisclosure. Employee acknowledges and agrees that his/her employment by the Company necessarily involves his/her knowledge of and access to confidential and proprietary information pertaining to the business of the Company. Accordingly, Employee agrees that at all times during the term of this Agreement and for as long as the information remains confidential after the termination of Employee's employment, he/she will not, directly or indirectly, without the express written authority of the Company, unless directed by applicable legal authority having jurisdiction over Employee, disclose to or use, or knowingly permit to be so disclosed or used, for the benefit of himself/herself, any person, corporation or other entity other than the Company, (i) any information concerning any financial matters, employees of the Company, customer relationships, competitive status, supplier matters, internal organizational matters, current or future plans, or other business affairs of or relating to the Company, (ii) any management, operational, trade, technical or other secrets or any other proprietary information or other data of the Company, or (iii) any other information related to the Company which has not been published and is not generally known outside of the Company. Employee acknowledges that all of the foregoing constitutes confidential and proprietary information, which is the exclusive property of the Company. Nothing in this Section 2 prohibits Employee from reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation.

3.    Severance Benefit. If the Employee’s employment is terminated by the Company for any reason other than Cause (as defined below) or if the Employee terminates his/her employment for Good Reason (as defined below), the Company shall provide Employee with the following:
(a) A lump sum payment payable within 60 days following Employee’s termination date equal to twenty-four (24) months of Employee’s base salary in effect at the time of such termination, or immediately prior to the event that serves as the basis for termination for Good Reason;
(b) A lump sum payment payable within 60 days following Employee’s termination date equal to two times the average annual incentive (bonus) payment earned by the Employee under the Company’s applicable Short-Term Incentive Plan (or any successor plan) for the three (3) full years prior to Employee’s termination date;
(c) A lump sum payment payable within 60 days following Employee’s termination date equal to the product of (i) twelve (12) and (ii) 100% of the then-current Consolidated Omnibus Budget Reconciliation Act of 1985 monthly rate for family coverage;
(d) A lump sum payment payable within 60 days following Employee’s termination date equal to $200,000;
(e) Subject to Section 14 of this Agreement, all stock options, restricted stock, restricted stock units and other time-vesting equity awards granted to Employee under the 2009 EQT Corporation Long-Term Incentive Plan (as amended, the “2009 LTIP”), the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2014 LTIP”), the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2012 LTIP”), the EQT GP Services, LLC 2015 Long-Term Incentive Plan (as amended from time to time, and including any successor plan thereto, the “2015 LTIP”), and any other long-term incentive plan of the Company (the 2009 LTIP, the 2014 LTIP, the 2012 LTIP, the 2015 LTIP and any other long-term incentive plan of the Company are, collectively, the “LTIPs”) shall immediately become vested and exercisable in full and/or all restrictions on such awards shall lapse (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program); and
(f) Subject to Section 14 of this Agreement, all performance-based equity awards granted to Employee by the Company under the LTIPs shall remain outstanding and shall be earned, if at all, based on actual performance through the end of the performance period as if Employee’s employment had not been terminated (for avoidance of doubt, this provision shall supersede any provision to the contrary contained in any award agreement or program).
The payments provided under this Section 3 shall be subject to applicable tax and payroll withholdings, and shall be in addition to any payments and/or benefits to which the Employee would otherwise be entitled under the EQT Corporation Severance Pay Plan (as amended from time to time). The Company’s obligation to provide the payments and benefits under this Section 3 shall be contingent upon the following:
(a) Employee’s execution of a release of claims in a form acceptable to the Company; and
(b) Employee’s compliance with his/her obligations hereunder, including, but not limited to, Employee’s obligations set forth in Sections 1 and 2 (the “Restrictive Covenants”).
Solely for purposes of this Agreement, “Cause” as a reason for the Employee’s termination of employment shall mean: (i) Employee’s conviction of a felony, a crime of moral turpitude or fraud or Employee having committed fraud, misappropriation or embezzlement in connection with the performance of his/her duties; (ii) Employee’s willful and repeated failures to substantially perform assigned duties; or (iii) Employee’s violation of any provision of a written employment-related agreement between Employee and the Company or express significant policies of the Company. If the Company terminates Employee’s employment for Cause, the Company shall give Employee written notice setting forth the reason for his/her termination not later than 30 days after such termination.
Solely for purposes of this Agreement, “Good Reason” shall mean Employee’s resignation within 90 days after: (i) a reduction in Employee’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in Employee’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in Employee’s job responsibilities, duties or authority; (iv) a change in the geographic location of Employee’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of this Agreement. A termination by Employee shall not constitute termination for Good Reason unless Employee first delivers to the General Counsel of the Company written notice: (i) stating that Employee intends to resign for Good Reason pursuant to this Agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days after receipt of Employee’s written notice that Employee is resigning for Good Reason) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by Employee. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.
4.    Severability and Modification of Covenants. Employee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.
5.    Reasonable and Necessary Agreement. The Employee acknowledges and agrees that: (i) this Agreement is necessary for the protection of the legitimate business interests of the Company; (ii) the restrictions contained in this Agreement are reasonable; (iii) the Employee has no intention of competing with the Company within the limitations set forth above; (iv) the Employee acknowledges and warrants that Employee believes that Employee will be fully able to earn an adequate livelihood for Employee and Employee’s dependents if the covenant not to compete contained in this Agreement is enforced against the Employee; and (v) the Employee has received adequate and valuable consideration for entering into this Agreement.
6.    Injunctive Relief and Attorneys’ Fees. The Employee stipulates and agrees that any breach of the Restrictive Covenants by the Employee will result in immediate and irreparable harm to the Company, the amount of which will be extremely difficult to ascertain, and that the Company could not be reasonably or adequately compensated by damages in an action at law. For these reasons, the Company shall have the right, without the need to post bond or prove actual damages, to obtain such preliminary, temporary or permanent injunctions, orders or decrees as may be necessary to protect the Company against, or on account of, any breach by the Employee of the Restrictive Covenants. In the event the Company obtains any such injunction, order, decree or other relief, in law or in equity, the duration of any violation of Section 1 shall be added to the applicable restricted period specified in Section 1. Employee understands and agrees that, if the parties become involved in a lawsuit regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Employee its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Employee shall not be impaired in any way by the existence of a claim or cause of action on the part of Employee based on, or arising out of, this Agreement or any other event or transaction arising out of the employment relationship.
7.    Binding Agreement. This Agreement (including the Restrictive Covenants) shall be binding upon and inure to the benefit of the successors and assigns of the Company.
8.    Employment at Will. Employee shall be employed at‑will and for no definite term. This means that either party may terminate the employment relationship at any time for any or no reason.
9.    Intentionally Omitted.
10.    Applicable Law; Exclusive Forum Selection; Consent to Jurisdiction. The Company and Employee agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to its conflicts of law principles. Except to the extent that a dispute is required to be submitted to arbitration as set forth in Section 11 below, Employee agrees that the exclusive forum for any action to enforce this Agreement, as well as any action relating to or arising out of this Agreement, shall be the state courts of Allegheny County, Pennsylvania or the United States District Court for the Western District of Pennsylvania, Pittsburgh Division. With respect to any such court action, Employee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that such courts are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.
11.    Agreement to Arbitrate. Employee and the Company agree that any controversy, claim, or dispute between Employee and the Company arising out of or relating to this Agreement or the breach thereof, or arising out of any matter relating to the Employee’s employment with the Company or the termination thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be governed by the Federal Arbitration Act, shall be held in Pittsburgh, Pennsylvania, and shall be conducted before a panel of three (3) arbitrators (the “Arbitration Panel”). The Company and Employee shall each select one arbitrator from the AAA National Panel of Commercial Arbitrators (the “Commercial Panel”), and the AAA shall select a third arbitrator from the Commercial Panel. The Arbitration Panel shall render a reasoned opinion in writing in support of its decision. Any award rendered by the Arbitration Panel shall be final, binding, and confidential as between the parties. Notwithstanding this agreement to arbitrate, in the event that Employee breaches or threatens to breach any of Employee’s obligations under the Restrictive Covenants, the Company shall have the right to file an action in one of the courts specified in Section 10 above seeking temporary, preliminary or permanent injunctive relief to enforce Employee’s obligations under the Restrictive Covenants.
12.    Notification of Subsequent Employment.    Employee shall upon termination of his/her employment with the Company, as soon as practicable and for the length of the non-competition period described in Section 1 above, notify the Company: (i) of the name, address and nature of the business of his/her new employer; (ii) if self-employed, of the name, address and nature of his/her new business; (iii) that he/she has not yet secured new employment; and (iv) each time his/her employment status changes. In addition, Employee shall notify any prospective employer that this Agreement exists and shall provide a copy of this Agreement to the prospective employer prior to beginning employment with that prospective employer. Any notice provided under this Section 12 (or otherwise under this Agreement) shall be in writing directed to the General Counsel, EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, PA 15222-3111.

13.    Mandatory Reduction of Payments in Certain Events.
(a)    Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then, prior to the making of any Payments to the Employee, a calculation shall be made comparing (i) the net after-tax benefit to the Employee of the Payments after payment by the Employee of the Excise Tax, to (ii) the net after-tax benefit to the Employee if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change in control transaction, as determined by the Determination Firm (as defined in Section 13(b) below). For purposes of this Section 13, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 13, the “Parachute Value” of a Payment means the present value as of the date of the change in control transaction of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(b)    All determinations required to be made under this Section 13, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and the Employee (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and the Employee within 15 business days after the receipt of notice from the Employee that a Payment is due to be made, or such earlier time as is requested by the Company. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and the Employee. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments which the Employee was entitled to, but did not receive pursuant to Section 13(a), could have been made without the imposition of the Excise Tax (“Underpayment”), consistent with the calculations required to be made hereunder. In such event, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(c)    In the event that the provisions of Code Section 280G and 4999 or any successor provisions are repealed without succession, this Section 13 shall be of no further force or effect.
14.    Internal Revenue Code Section 409A.
(a)    General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder. Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company, nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Employee as a result of the application of Section 409A of the Code.
(b)    Separation from Service. For purposes of the Agreement, the term “termination,” when used in the context of a condition to, or the timing of, a payment hereunder, shall be interpreted to mean a “separation from service” as such term is used in Section 409A of the Code.
(c)    Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable under this Agreement by reason of Employee’s separation from service during a period in which Employee is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):
(i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following Employee’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following Employee’s separation from service (or, if Employee dies during such period, within thirty (30) days after Employee’s death) (in either case, the “Required Delay Period”); and
(ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.
For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder.
(d)    Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on Employee’s execution of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, and if such 60-day period begins in one calendar year and ends in the next calendar year, the payment or benefit shall not be made or commence before the second such calendar year, even if the release becomes irrevocable in the first such calendar year. In other words, Employee is not permitted to influence the calendar year of payment based on the timing of his/her signing of the release.
15.    Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements (including the Original Agreement and the Change of Control Agreement) and understandings, oral or written. This Agreement may not be changed, amended, or modified, except by a written instrument signed by the parties; provided, however, that the Company may amend this Agreement from time to time without Employee’s consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Employee.

(Signatures on following page)

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Employee has hereunto set his/her hand, all as of the day and year first above written.

EQT CORPORATION                EMPLOYEE

By: /s/ Charlene Petrelli                 /s/ Randall L. Crawford
Randall L. Crawford
Name: Charlene Petrelli

Title: Vice President &
Chief Human Resources Officer

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